Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-191105 and 333-196894 on Form S-8 of our report dated March 1, 2017, relating to the consolidated financial statements of Masonite International Corporation and subsidiaries, as of January 1, 2017, and for each of the two years in the period ended January 1, 2017, appearing in this Annual Report on Form 10-K of Masonite International Corporation for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
February 27, 2018